FOR IMMEDIATE RELEASE

Evans Bancorp Reports First Quarter 2007 Financial Results

ANGOLA, NY, April 25, 2007 – Evans Bancorp, Inc. (NASDAQ: EVBN), today reported its results of operations for the quarter ended March 31, 2007.

Diluted earnings per share for the first quarter of 2007 were $0.47 compared with $0.52 in the corresponding period for 2006. First quarter 2007 net income was $1.29 million, down 8.5% from $1.41 million in the year earlier period.

David J. Nasca, President and CEO of Evans Bancorp, noted, “Like other financial institutions, we are experiencing strong headwinds in this current interest rate environment. We continue to work to improve our earnings power and maintain a tight cost discipline. We are assertively creating change within the organization as we rationalize each line of business, increase the sophistication of our accountability system and enhance our incentive programs. Although we recognize that change will not occur overnight, we are building momentum to ensure we are well positioned to capitalize on opportunities as markets improve or maintain a strong position if conditions remain difficult.”

Revenue and Expenses
Net interest income of $3.87 million for the first quarter of 2007 was up $0.24 million, or 6.5%, from the first quarter 2006. Total interest income for the first quarter of 2007 was $7.14 million, up $0.94 million, or 15.1%, from the same period last year, primarily due to higher interest income from loans and leases which increased $0.99 million, or 21.3%, to $5.60 million on a larger loan and lease base. Higher interest income was somewhat offset by a $0.70 million, or 27.3% increase in interest expense to $3.27 million from $2.57 million in the first quarter of last year. Higher interest expense reflects elevated rates paid on deposits.

The Company’s net interest margin for the quarter was 3.60%, up 11 basis points from last year’s first quarter net interest margin of 3.49%. A primary contributing factor to the improved margin was the growth of interest free funds, as Evans National Bank continues to have success in penetrating its market area with core transactional accounts.

Net interest income after the provision for loan and lease losses was $3.56 million in the first quarter 2007, up $0.2 million from $3.35 million in the same period of 2006. A higher provision for loan and lease losses reflects loan growth over last year.

Total non-interest income for the first quarter of 2007 was $3.15 million, or approximately 44.8% of total revenue, and relatively unchanged from the first quarter of 2006. Higher other income, which was primarily volume driven fee revenue related to lending, offset lower service charges and insurance fees.

Non-interest expense for the first quarter of 2007 increased to $4.93 million from $4.49 million in the first quarter of 2006. Salaries and employee benefits increased $0.17 million during the quarter. Approximately $0.09 million of that increase are non-recurring expenses as executive management succession is completed and the roles of President and CEO are once again reunited. Higher professional services expenses were the result of additional non-recurring items including market analysis for the Company’s distribution network, executive search, and investor relations consulting. Occupancy expenses increased in the first quarter of 2007 compared with the same period for the prior year due to the addition of our eleventh bank branch, which opened in December 2006. Additionally, the Company experienced a $0.15 million loss related to a branch operational error in processing checks.

Balance Sheet Trends and Asset Quality
At March 31, 2007, total assets were $497.4 million compared with $460.3 million at March 31, 2006 and $473.9 million at December 31, 2006. Net loans increased 12.5% to $290.5 million from $258.1 million at March 31, 2006, and increased from $285.4 million at December 31, 2006.

Asset growth was primarily related to commercial loan and lease originations mitigated somewhat by softness in consumer loan growth.

Deposits increased 3.2% and 6.8% to $379.9 million when compared with the first quarter last year and December 31, 2006, respectively. The growth in deposits during the recent quarter was attributed to increases in operating and municipal accounts. The Company continues to focus on core deposit growth to manage its funding costs.

The allowance for loan and lease losses to total loans and leases was 1.32% compared with 1.29% at March 31, 2006. Additionally, nonperforming loans and leases to total loans and leases decreased to 0.22%, a 16 basis point improvement over March 31, 2006.

Stockholders’ equity was $40.1 million as of March 31, 2007, up from $39.5 million at the end of the first quarter last year.

Outlook

Mr. Nasca concluded, “Our strategy is to build a profitable, dynamic, growth-oriented, community-based financial services company to fully meet the need for relationship-based financial services by small and middle market customers. The differentiator in banking is people and relationships. As we move forward, we are evaluating our staffing, processes, and customer experience and will aggressively execute our plans to deepen relationships with our customers.

We believe we can profitably grow our market share over the next 3-5 years to provide competitive scale and meet the continuing demands of leveraging technology and addressing regulatory requirements.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a registered financial holding company under the Bank Holding Company Act of 1956, is the parent company of Evans National Bank, a commercial bank with $497 million in assets and $380 million in deposits at March 31, 2007. The Bank has 11 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates Inc., a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc and Evans National Bank can be found at: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Treasurer	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2007	2006
Performance ratios, annualized
Return on average total assets	1.07%	1.21%
Return on average stockholders’ equity	12.85%	15.04%
Common dividend payout ratio (TTM)	38.9%	37.0%
Efficiency ratio	68.26%	64.15%
Yield on average earning assets	6.65%	5.95%
Cost of interest-bearing liabilities	3.65%	2.89%
Net interest rate spread	3.00%	3.06%
Contribution of interest-free funds	0.60%	0.43%
Net interest margin	3.60%	3.49%
Asset quality data
Past due over 90 days and accruing loans and leases	$68	$111
Non-accrual loans and leases	$591	$893
Total non-performing loans and leases	$659	$1,004
Other real estate owned (ORE)	$40	$40
Total non-performing assets	$699	$1,044
Net loan and lease charge-offs	$169	$129
Net charge-offs to average total loans and leases	0.23%	0.20%
Asset quality ratios
Non-performing loans and leases to total loans and leases	0.22%	0.38%
Non-performing assets to total assets	0.14%	0.23%
Allowance for loan and lease losses to total loans and leases	1.32%	1.29%
Allowance for loan and lease losses to non- performing loans and leases	589.41%	335.1%
Capital ratios
Average common equity to average total assets	8.36%	8.03%
Leverage ratio	8.68%	8.10%
Tier 1 risk-based capital ratio	12.34%	12.86%
Risk-based capital ratio	13.48%	14.11%
Book value per share	$14.71	$13.41
Common shares outstanding
Average-diluted	2,731,925	2,724,583
Period-end basic	2,729,556	2,719,636

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	March 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents:

Cash and due from banks	$14,340	$12,592

Securities:

Available for sale, at fair value	149,957	133,519

Held to maturity, at amortized cost	4,142	4,211

Loans and leases, net of allowance for loan and lease losses of $3,885

in 2007 and $3,739 in 2006	290,467	285,367

Properties and equipment, net	8,695	8,743

Goodwill	10,003	10,003

Intangible assets	2,154	2,298

Bank-owned life insurance	10,280	10,140

Other assets	7,354	7,021

TOTAL ASSETS	$497,392	$473,894

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits:

Demand	$70,830	$72,125

NOW	12,929	11,253

Regular savings	86,637	85,084

Muni-vest	46,745	31,240

Time	162,797	156,047

Total deposits	379,938	355,749

Securities Sold Under Agreement to Repurchase	6,281	8,954

Other short-term borrowings	26,350	24,753

Other liabilities	11,063	9,089

Junior subordinated debentures	11,330	11,330

Long-term borrowings	22,285	24,476

Total liabilities	457,247	434,351

CONTINGENT LIABILITIES AND COMMMITMENTS

STOCKHOLDERS’ EQUITY:

Common stock, $.50 par value; 10,000,000 shares authorized;

2,745,338 and 2,745,338 shares issued, respectively, and

2,729,556 and 2,733,056 shares outstanding, respectively	1,373	1,373

Capital surplus	26,184	26,160

Retained earnings	14,555	14,196

Accumulated other comprehensive loss, net of tax	(1,625)	(1,917)

Less: Treasury stock, at cost (15,782 and 12,282 shares, respectively)	(342)	(269)

Total stockholders’ equity	40,145	39,543

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$497,392	$473,894

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2007	2006
INTEREST INCOME
Loans and leases	$5,600	$4,615
Federal funds sold/Interest bearing deposits at other banks	87	11
Securities:
Taxable	1,012	1,104
Non-taxable	443	474

Total interest income	7,142	6,204
INTEREST EXPENSE
Deposits	2,704	1,895
Other borrowings	350	483
Junior subordinated debentures	218	192

Total interest expense	3,272	2,570

NET INTEREST INCOME	3,870	3,634
PROVISION FOR LOAN AND LEASE LOSSES	315	282

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	3,555	3,352

NON-INTEREST INCOME:
Bank charges	471	498
Insurance service and fees	2,129	2,177
Net loss on sales of securities	(1)	-
Premium on loans sold	1	3
Bank-owned life insurance	140	105
Other	405	373

Total non-interest income	3,145	3,156

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,668	2,501
Occupancy	603	532
Supplies	78	85
Repairs and maintenance	139	137
Advertising and public relations	88	71
Professional services	252	144
Amortization of intangibles	144	130
Other Insurance	90	87
Other	870	799

Total non-interest expense	4,932	4,486

INCOME BEFORE INCOME TAXES	1,768	2,022

INCOME TAXES	481	616

NET INCOME	$1,287	$1,406

Net income per common share-basic	$0.47	$0.52

Net income per common share-diluted	$0.47	$0.52

Cash dividends per common share	$0.34	$0.34

Weighted average number of common shares	2,730,499	2,722,950

Weighted average number of diluted shares	2,731,925	2,724,583

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(In thousands except share and per share data)

	Three Months Ended			Three Months Ended

	March 31, 2007			March 31, 2006

	Average	Interest		Average	Interest

	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/

	Balance	Paid	Rate	Balance	Paid	Rate

	(dollars in thousands)			(dollars in thousands)

ASSETS

Interest-earning assets:

Loans and leases, net	$286,986	$5,600	7.81%	$257,874	$4,615	7.16%

Taxable securities	94,387	1,011	4.28%	112,352	1,104	3.93%

Tax-exempt securities	41,241	443	4.30%	45,479	474	4.17%

Federal funds sold	7,062	87	4.93%	1,162	11	3.79%

Total interest-earning assets	429,676	7,141	6.65%	416,867	6,204	5.95%

Non interest-earning assets:

Cash and due from banks	10,987			12,642

Premises and equipment, net	8,708			8,156

Other assets	29,558			28,146

Total Assets	$478,929			$465,811

LIABILITIES & STOCKHOLDERS’ EQUITY

Interest-bearing liabilities:

NOW	$12,057	$6	0.20%	$11,562	$5	0.17%

Regular savings	88,254	252	1.14%	89,628	188	0.84%

Muni-Vest savings	47,927	518	4.32%	34,125	330	3.87%

Time deposits	157,473	1,927	4.89%	149,397	1,372	3.67%

Other borrowed funds	34,000	336	3.95%	51,495	466	3.62%

Junior subordinated debentures	11,330	218	7.70%	11,330	192	6.78%

Securities sold U/A to repurchase	7,445	14	0.75%	8,068	17	0.84%

Total interest-bearing liabilities	358,486	$3,271	3.65%	355,605	$2,570	2.89%

Noninterest-bearing liabilities:

Demand deposits	70,935			65,806

Other	9,451			7,006

Total liabilities	$438,872			$428,417

Stockholders’ equity	40,057			37,394

Total Liabilities and Equity	$478,929			$465,811

Net interest earnings		$3,870			$3,634

Net yield on interest earning assets			3.60%			3.49%

Interest rate spread			3.00%			3.06%